SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): February 17, 2010

Vermillion, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-31617

Delaware	33-059-5156
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)
47350 Fremont Blvd., Fremont, CA 94538
(Address of principal executive offices, including zip code)
510.226.2800
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On February 18, 2010, Vermillion, Inc. (the “Company”) announced the appointment of Peter S. Roddy to the Board of Directors as a Class II Director and Chairman of the Audit Committee. Mr. Roddy is expected to receive compensation consistent with the Company’s post-bankruptcy compensation policy for his service as a non-employee Director and Chairman of the Audit Committee, as specified from time to time by the Board of Directors.
          Mr. Roddy, age 50, currently holds the position of Vice President and Chief Financial Officer of Pain Therapeutics, Inc., a biopharmaceutical company that develops novel drugs for pain management and hematology/oncology. From 1990 to 2002, Mr. Roddy was Senior Vice President of Finance and Chief Financial Officer of COR Therapeutics, Inc., a cardiovascular biopharmaceutical company merged with Millennium Pharmaceuticals, Inc. in 2002. Prior to joining COR Therapeutics, he held various finance positions at MCM Laboratories, Inc., Hewlett-Packard Company, and Price Waterhouse & Company. Mr. Roddy received his Bachelor of Science degree in Accounting from the University of California, Berkeley. He is a Certified Public Accountant in the State of California and a member of the Board of Directors of the Association of Bioscience Financial Officers.

Item 8.01	Other Events.
On February 18, 2010, the Company issued a press release announcing the appointment of Peter Roddy to the Board of Directors. A copy of the Company’s press release dated February 18, 2010 is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit No.	Description.

	99.1	Press Release dated February 18, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: February 22, 2010	By:	/s/ Gail S. Page
Gail S. Page
Chief Executive and Chair of the Board

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 18, 2010